EXHIBIT 14.1

KONARED CORPORATION
CODE OF ETHICS AND BUSINESS CONDUCT
FOR THE DIRECTORS AND SENIOR OFFICERS

This Code (the “Code”) applies to all Directors, the Board Chair, the Chair of the Audit Committee of the Board, the President and Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and other persons who may perform senior management functions for KonaRed Corporation (the “Company”) now or in the future (the “Directors and/or Senior Officers”). This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Directors and/or Senior Officers of the Company. All Directors and/or Senior Officers should conduct themselves accordingly and seek to avoid the appearance of improper behavior in any way relating to the Company.

Any Director and/or Senior Officer who has any questions about the Code should consult with the President and Chief Executive Officer or the Company’s board of directors (the “Board”).

The Company has adopted the Code for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●
full, fair, accurate, timely and understandable disclosure in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority ("FINRA") or any stock exchange or market on which it may be listed for trading and in other public communications made by the Company that are within the Directors and Senior Officer’s areas of responsibility;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of the Code; and

●	accountability for adherence to the Code.

HONEST AND ETHICAL CONDUCT

Each Director and/or Senior Officer owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Director and/or Senior Officers must adhere to a high standard of business ethics and are expected to make decisions and take actions based on the best interests of the Company, as a whole, and not based on personal relationships or benefits. Generally, a “conflict of interest” occurs when a Director and/or Senior Officer’s personal interests is, or appears to be, inconsistent with, interferes with or is opposed to the best interests of the Company or gives the appearance of impropriety.

Business decisions and actions must be made in the best interests of the Company and should not be influenced by personal considerations or relationships. Relationships with the Company’s stakeholders - for example suppliers, and customers - should not in any way affect a Director and/or Senior Officer’s responsibility and accountability to the Company. Conflicts of interest can arise when a Director and/or Senior Officer or a member of his or her family receive improper gifts, entertainment or benefits as a result of his or her position in the Company.

KonaRed Corporation	Code of Ethics and Business Conduct

Specifically, each Director and/or Senior Officer must:

1.	act with integrity, including being honest and candid while still maintaining the confidentiality of information when required or consistent with the Company’s policies;

2.	avoid violations of the Code, including actual or apparent conflicts of interest with the Company in personal and professional relationships;

3.
disclose to the Board any material transaction or relationship that could reasonably be expected to give rise to a breach of the Code, including actual or apparent conflicts of interest with the Company;

4.	obtain approval from the Board before making any decisions or taking any action that could reasonably be expected to involve a conflict of interest or the appearance of a conflict of interest;

5.	observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies;

6.	maintain a high standard of accuracy and completeness in the Company’s financial records;

7.	ensure full, fair, timely, accurate and understandable disclosure in the Company’s periodic reports;

8.	report any violations of the Code to the Board;

9.	proactively promote ethical behavior among peers in his or her work environment; and

10.	maintain the skills appropriate and necessary for the performance of his or her duties.

DISCLOSURE OF COMPANY INFORMATION

As a result of the Company’s status as a reporting issuer with the Securities and Exchange Commission (“SEC”), it is required to file periodic and other reports as required. The Company takes its public disclosure responsibility seriously to ensure that reports it files  furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Company. All disclosures contained in reports and documents filed with or submitted to the SEC and any stock exchanges or markets, or government agencies, on behalf of the Company or contained in other public communications made by the Company must contain no untrue statement of a material fact, and must not omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading. .

The Director and/or Senior Officer, in relation to his or her area of responsibility, must be committed to providing timely, consistent and accurate information, in compliance with all legal and regulatory requirements. It is imperative that this disclosure be accomplished consistently during both good times and bad..

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal

KonaRed Corporation	Code of Ethics and Business Conduct

requirements and to the Company’s system of internal controls. Unrecorded or “off the book” funds, assets or liabilities should not be maintained unless permitted by applicable law or regulation. Director and/or Senior Officers involved in the preparation of the Company’s financial statements must prepare those statements in accordance with generally accepted accounting principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially and fairly reflect the business transactions and financial statements and related condition of the Company. Further, it is important that financial statements and related disclosures be free of material errors.

Specifically, each Director and/or Senior Officer must:

1.	familiarize himself or herself with the disclosure requirements generally applicable to the Company;

2.
not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, including the Company’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials;

3.	to the extent that he or she participates in the creation of the Company’s books and records, promote the accuracy, fairness and timeliness of those records; and

4.	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

CONFIDENTIAL INFORMATION

Senior Officers, directors and employee must maintain the confidentiality of confidential information entrusted to them by the Company of its customers, suppliers, joint venture partners, or others with whom the Company is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers or suppliers, if disclosed. It also includes information that suppliers, customers and other parties have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.

Records containing personal data about employees or private information about customers and their employees are confidential. They are to be carefully safeguarded, kept current, relevant and accurate. They should be disclosed only to authorized personnel or as required by law.

The Company's policy is to cooperate with every reasonable request of government investigators for information. At the same time, the Company is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview or requests access to data or documents for the purposes of an investigation, the Director and/or Senior Officer should refer the representative to the Board or the Corporate Governance Committee. Directors and/or Senior Officers also should preserve all materials, including documents and e-mails that might relate to any pending or reasonably possible investigation.

KonaRed Corporation	Code of Ethics and Business Conduct

COMPLIANCE WITH LAWS

The Director and/or Senior Officer must respect and obey all applicable foreign, federal, state and local laws, rules and regulations applicable to the business and operations of the Company.

Directors and/or Senior Officers who have access to, or knowledge of, material nonpublic information from or about the Company are prohibited from buying, selling or otherwise trading in the Company's stock or other securities. "Material nonpublic" information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Directors and/or Senior Officers also are prohibited from giving "tips" on material nonpublic information, which  is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in the Company's stock or other securities.

Furthermore, if, during the course of a Director’s and/or Senior Officer’s service with the Company, he or she acquires material nonpublic information about another company which relates to the Company or its business, such as one of our customers or suppliers, or you learn that the Company is planning a major transaction with another company (such as an acquisition), the Director and/or Senior Officer is restricted from trading in the securities of the other company.

REPORTING ACTUAL AND POTENTIAL VIOLATIONS OF THE CODE AND ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE

The Company, through the Board, is responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret this Code in any particular situation. This Code is not intended to provide a comprehensive guideline for Director and/or Senior Officers in relation to their business activities with the Company. Any Director and/or Senior Officer may seek clarification on the application of this Code from the Board.

Each Director and/or Senior Officer must:

1.	notify the Company of any existing or potential violation of this Code, and failure to do so is itself a breach of the Code; and

2.
not retaliate, directly or indirectly, or encourage others to do so, against any employee or Director and/or Senior Officer for reports, made in good faith, of any misconduct or violations of the Code solely because that employee or Director and/or Senior Officer raised a legitimate ethical issue.

The Board will take all action it considers appropriate to investigate any breach of the Code reported to it. All Senior Officers, directors and employees are required to cooperate fully with any such investigations and to provide truthful and accurate information. If the Board determines that a breach has occurred, it will take or authorize disciplinary or preventative action as it deems appropriate, after consultation with the Company’s counsel if warranted, up to and including termination of employment. Where appropriate, the Company will not limit itself to disciplinary action but may pursue legal action against the offending Director and/or Senior Officer involved. In some cases, the Company may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

KonaRed Corporation	Code of Ethics and Business Conduct

Compliance with the Code may be monitored by audits performed by the Board, the Company’s counsel and/or by the Company’s outside auditors. All Senior Officers, directors and employees are required to cooperate fully with any such audits and to provide truthful and accurate information.

Any waiver of this Code for any Senior Officer or director may be made only by the Board, and must be promptly disclosed to stockholders and others, as required by applicable law. The Company must disclose changes to and waivers of the Code in accordance with applicable law.

Signed:

_________________________                                                      Date: _________________

< name of officer and/or director >